UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CRYO-CELL INTERNATIONAL, INC.

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June 18, 2007

Dear Fellow Shareholder:

The July 16th annual meeting is less than a month away. Whether or not you plan to attend the Annual Meeting, your Board of Directors urges you to vote FOR your Board’s nominees today. Your vote is more critical this year than ever before, because the group led by David Portnoy has launched a campaign to take control of your Company without paying you a premium. This campaign is based on distorted one-sided information and personal attacks. We urge you to consider the whole story.

The Real Story about Cryo-Cell: Our Strategy of Investing In Our Business Is Just Starting to Show Its Benefits.

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In spite of intense industry competition, Cryo-Cell’s revenue increased by 129% from FY03 to FY06 from $7.5 million to $17.2 million. Following nine consecutive quarters of profitability from Q104 through Q106, in early 2006, your Board made the decision to invest in marketing activities and product diversification.

•	Product diversification in the newly emerging stem cell industry requires comprehensive market understanding; technological and regulatory expertise; investment and time.
•

Cryo-Cell’s May 2007 announcement of the Maternal Placental Stem Cell (MPSC) discovery and related intellectual property (IP) was possible, in part, because of the Board’s decision to invest in the growth of our business. As part of the Company’s long-term strategy, Cryo-Cell’s MPSC technology is expected to create a significant source of potential new revenue for Cryo-Cell.

•

In addition, our marketing initiatives, including our award-winning product rebranding, have positioned our core business for future growth. As shown in the table below, two public company competitors, ViaCell and Cord Blood America, spend a significantly greater percentage of their revenues than Cryo-Cell on Marketing & Sales.

Figure 1: Based on SEC (Securities & Exchange Commission) Public Company Filings

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The past two years have been very challenging for our entire industry. For example, in April 2005, regulation of private cord blood banks by the Food and Drug Administration (FDA) impacted the entire industry with significantly increasing expense for all private cord blood banks to comply with new regulatory and accreditation standards. During this period, the stock prices of ViaCell and Cord Blood America have shown similar levels of volatility to that of Cryo-Cell.

When presented from a balanced industry perspective, these facts depict a very different picture of Cryo-Cell’s progress than the negative portrayal described by Mr. Portnoy. The current team has remained steadfastly focused on building enterprise value based on our belief that value creation ultimately will drive the price of your stock over time. At this critical time, just as the benefits to Cryo-Cell are starting to be realized, Mr. Portnoy is asking shareholders to replace the current experienced team with a group of directors with a notable lack of relevant indicated professional experience and public company experience. This is the wrong move for Cryo-Cell and for the future of your investment.

This year the Board has nominated a sixth director, Andrew Filipowski. Mr. Filipowski is an entrepreneur who has founded several businesses over the past 20 years and has been an officer and director of several publicly held companies. In addition, he owns more than 6% of Cryo-Cell’s outstanding stock and he will bring to the Cryo-Cell boardroom the perspective of a large shareholder. Mr. Filipowski recently expressed his opinion to the media as follows:

“I always had confidence in Cryo-Cell and thought it was one of the best positioned in an industry that should create a lot of value and maybe even tremendous value; that is why I have bought as much of the company's stock as I have. I actually was frustrated by the fact that the Company was making progress but certain shareholders were naively and with very little substantive experience in business looking to apply sophomoric gimmicks to spike the stock when the value of this company doing the right thing over time would generate 100 fold increases in value.” — Andrew J. Filipowski

Please cast your vote today to support the current Cryo-Cell Board of Directors and management team in our efforts to continue your Company’s progress. You may vote by Internet by following the instructions on the enclosed card or by completing, signing, dating and mailing your WHITE Proxy Card in the postage-paid envelope. We urge you NOT to sign or return any gold proxy cards that may be sent to you by Mr. Portnoy, as that will nullify your vote on the WHITE proxy card. If you do return a gold proxy card or have already done so, you can automatically revoke it by signing, dating and returning your WHITE proxy card. If you need assistance or have any questions, please call Georgeson Inc., which is assisting Cryo-Cell with proxy solicitation, at (888) 605-7511.

On behalf of your Board of Directors,

Mercedes Walton

Chairman & Chief Executive Officer